EXHIBIT 99.1

TEMPUR-PEDIC TO HOST WEBCAST OF ANALYST DAY
- Company Comments on Recent Business Trends

LEXINGTON, KY, September 5, 2007– Tempur-Pedic International Inc. (NYSE: TPX), the leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, today provided the following update related to its analyst day event at the Company’s new manufacturing facility in Albuquerque, New Mexico. The event will begin at 10:00 a.m. ET on September 6, 2007. The Company will provide a webcast link on the Investor Relations section of its website at www.tempurpedic.com. In addition, the Company will file the presentation in a Form 8-K filing with the Securities and Exchange Commission.

In anticipation of questions regarding recent business trends, President & CEO H. Thomas Bryant commented, “We are pleased with order trends to date in the third quarter. In fact, throughout the quarter, U.S. retail consumer demand has been running ahead of our prior expectations across our mattress line.”

Bryant continued, “With consumer demand outpacing expectations, while our manufacturing facilities continue to operate very smoothly, some of our suppliers have been stretched beyond their short-term capacity. As a result, we have experienced some sporadic product shortages. We have taken actions to mitigate this situation and we currently anticipate shortages will be eliminated within the next several weeks.”

Separately, Mr. Bryant commented on the Company’s on-going stock repurchase authorization. Bryant stated, “As disclosed in early August, we expanded our credit facility as we had been aggressive buyers of our stock since the adoption of our most recent stock repurchase authorization. We continue to be active in the market utilizing a 10b5-1 plan, as we continue to view share repurchases as an excellent means to return value to shareholders. Consistent with our prior practice, we will update share count, interest expense and earnings per share implications when we publish our next quarterly report.”

Forward-looking Statements
This release contains "forward-looking statements,” within the meaning of federal securities laws, which include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including without limitation the Company's expectations regarding demand for its products, the Company's ability to address product shortages, and the Company's stock repurchase program, are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release.  Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include the ability of the Company and its suppliers to efficiently increase production to address product shortages; general economic and industry conditions and consumer confidence; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company's reported earnings; consumer acceptance of the Company's products; industry competition; the efficiency and effectiveness of the Company's advertising campaigns and other marketing programs; the Company's ability to increase sales productivity within existing retail accounts and to further penetrate the US retail furniture channel, including the timing of opening or expanding within large retail accounts; the Company's ability to address issues in certain underperforming international markets; the Company's ability to continuously improve its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; changes in foreign tax rates; rising commodity costs; the Company's ability to protect and maintain its intellectual property; the Company's ability to respond to regulatory requirements; the Company's ability to retain members of its senior management team; the effects of increased interest rates; the effects of labor relations on business operations and costs; the effects of increased product return rates or a reduction in warranty reserves; the market price for the Company's common stock prevailing from time to time; and the nature of other investment opportunities presented to the Company from time to time. Additional information concerning these and other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's annual report on Form 10-K under the headings "Special Note Regarding Forward-Looking Statements" and "Risk Factors".  Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

About the Company
Tempur-Pedic International Inc. (NYSE:  TPX) manufactures and distributes mattresses and pillows made from its proprietary TEMPUR® pressure-relieving material. It is the worldwide leader in premium sleep, the fastest growing segment of the estimated $13 billion global mattress market. The Company is focused on developing, manufacturing and marketing advanced sleep surfaces that help improve the quality of life for people around the world. The Company’s products are currently sold in over 70 countries under the TEMPUR® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International is in Lexington, KY. For more information, visit http://www.tempurpedic.com or call 800-805-3635.

Investor Relations Contact:
Barry Hytinen
Vice President, Investor Relations and Financial Planning & Analysis
800-805-3635